Exhibit 99.2

Capital Trust Q3 ‘06 Earnings Call

October 31, 2006

Conference Coordinator:

Hello and welcome to the Capital Trust third quarter 2006 results conference call. Before we begin, please be advised that the forward-looking statements expressed in today’s call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company’s and its Funds’ loan and investment portfolios; the continued maturity and satisfaction of the Company’s portfolio assets; as well as other risks contained in the Company’s latest Form 10K and Form 10Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.

John Klopp:

Good morning everyone. Thank you for joining us once again and for your continued interest in Capital Trust. And a special thank you for accommodating our last minute schedule change for this call -- but given the flurry of press releases and filings, I hope you understand the reason.

We’ve had a busy quarter, and a very busy night. After yesterday’s close, we reported our results for the third quarter, filed our 10-Q and then sold 2,000,000 shares of our common stock to Bear Stearns. With total gross proceeds of approximately $90 million, this offering expands our equity base by roughly 25% and our share count by 13%, resulting in an increase in book value per share of over $2.50. We intend to use this new capital initially to pay down debt, then to fuel the further growth of our company.

Turning to the quarter, new originations were up strongly, to an all-time high of $557 million in 15 separate transactions. We are constantly seeking out the best risk-adjusted returns available in the market, and in Q3 we found value in first mortgages and construction loans, which represented 50% of our total originations. Of course, construction loans are advanced over time and produced $215 million of unfunded commitments, so we will only see the full impact on our balance sheet and income statement in the coming quarters. More important, our pipeline of new investment opportunities is as full today as it’s ever been in the history of CT, and we’re looking forward to an even busier Q4. This pipeline covers the full spectrum of our ever-expanding world: mezzanine loans, B Notes, and CMBS; more whole loans and construction loans; direct originations and secondary market purchases; cash and synthetic transactions; big and small deals; all property types and all markets. Velocity in the marketplace is strong and the flexibility of our platform continues to allow us to pick and choose the best opportunities available. And most important, the quality and performance of our portfolio remains very strong, as we remain committed to the disciplined credit standards that have become a hallmark of Capital Trust.

Geoff will take you through the detailed numbers for the quarter, but the bottom line is good: 86¢ per share, up 34% year-over-year and down slightly from our record earnings in Q2, when we collected significant prepayment fees on several of our assets. But before I turn it over, I do want to spend a minute talking about a new entry on our financial statements, still very small at this point, but something we are quite excited about. In September, we became a founding investor in Bracor, a newly-established company that will buy and build-to-suit net leased corporate real estate in Brazil. We’ve talked in the past about our interest in selected international markets; Bracor represents our first foray off-shore and the result of many months of hard work. Our objective has been to find opportunities where competition is lower, risk-adjusted returns are higher, and our expertise can be brought to bear. We believe that Brazil and Bracor fit all three.

On a macro basis, Brazil is intriguing: a huge and growing economy characterized by declining inflation and interest rates, relative political stability and lower volatility. Add to these factors a rapid evolution of the real estate debt and equity capital markets plus the inevitable monetization of corporate properties and we believe the opportunity is compelling. In Brazil, institutional investment in commercial real estate is low, publicly-traded real estate companies have only begun to be created in the last 12 months, and there is essentially no mortgage market as we know it here in the US. As a result, buildings are financed all-equity, with syndicates of investors buying single floors, and corporations own their own real estate because there has simply been no other way to finance it. The metrics of the Bracor business are as follows: acquire quality real estate net leased to credit tenants on a long term basis at unleveraged cap rates in the low teens. Positive leverage is available, but today based primarily on the discounted stream of payments from the tenants, not the value of the underlying real estate; we expect this to improve. The business is conducted in local currency, but the leases and financing are both indexed and the index provides an element of intrinsic hedge against the currency risk. Bracor has already closed its first acquisition, a 7-property portfolio of warehouse/distribution and office assets net leased to 5 multinational tenants. Their pipeline is also very full, and we expect significant growth in the next 12 months.

CT has committed $15 million of equity capital for a 24% ownership in Bracor, with $3.2 million funded as of September 30. Our partners in this venture are Equity International, a company chaired by Sam Zell and run by Gary Garrabrant (a former CT board member), along with a leading Brazilian financial institution and local management. As some of you may know, EI has successfully invested in a number of real estate-related operating companies around the world, including many in Latin America. Their experience and network have been invaluable in crafting the strategy, recruiting a first-class on site management team and launching the business. As Sam loves to remind me, CT will advance its international activities in our typical careful, prudent fashion, so don’t expect a significant boost to our earnings in the near term. But we do see great opportunity to grow Bracor and the potential for Capital Trust to expand its activities to become a direct lender in the Brazilian real estate market.

Our outlook for the balance of the year and 2007 remains positive: the pipeline is full, we are working hard to expand both our footprint in the CDO market and our investment management business, and the international initiative shows early promise. Year to date, our aggregate earnings total $2.48 per share and our dividends paid total $2.05, including the already-paid regular dividend of 75¢ for the third quarter. As year-end approaches, we will reassess our quarterly payout and evaluate the need for a special dividend, as we did in 2005. The Board and I firmly believe that we have assembled the best team in the sector and that our expertise in credit underwriting and financial structuring is second to none. Overlay our unique business model of internal management with a combination of balance sheet and investment management capabilities and I will tell you I have never felt better about the prospects for this company. With that, I will turn it over to Geoff to go through the detailed results for the quarter.

Geoffrey Jervis:

Thank you John and good morning everyone.

First, to the balance sheet:

During the period, total assets increased by roughly $100 million from last quarter, driven primarily by increases in interest earning assets -- defined as CMBS, loans and total return swaps offset by decreases in our deposits and other receivables and our interest rate hedge assets. For the three month period, interest earning assets grew by approximately $130 million to $2.2 billion at quarter end. Originations of interest earning assets totaled $557 million, which included $215 million of unfunded commitments for net funding during the period of $342 million. Partial and full repayments totaled approximately $213 million for the period an historical high for CT, netting to the previously mentioned $130 million increase. Originations were comprised of $25 million of CMBS and $531 million of loans ($316 million funded and $215 million unfunded). The weighted average all-in effective rate on new originations was 9.18%, comprised of 7.21% for new CMBS and 9.34% for new loans. Using the snapshot of September 30, the entire $2.2 billion portfolio of interest earning assets had a weighted average all-in effective rate of 8.67% -- which was comprised of 7.41% for CMBS, 9.44% for loans and 20.55% for total return swaps. From a credit standpoint, the CMBS portfolio has an average credit rating of BB and the loan portfolio has an average appraised loan to value of 71%. Credit for the entire portfolio remains strong across all investment categories. Inside the loan portfolio, the only non-performing asset at quarter end remains the $8 million Mexican loan we have discussed in the past.

Moving down the balance sheet - equity investment in unconsolidated subsidiaries increased by $1.4 million to $11.2 million. The increase is a result of the founding investment we made during the quarter in Bracor that John discussed earlier. Our total commitment to Bracor is $15.0 million and at September 30, 2006, we had funded $3.2 million. Consistent with our accounting for our other equity investments, we account for Bracor on the equity method. Bracor’s operations will be conducted in Brazilian Reais and changes in the USD/Reais exchange rate will impact the carrying value of our investment. Our share of profits and losses from Bracor will be reported one quarter subsequent to the operating period for Bracor in order to ensure the timely delivery of US GAAP financials. Looking at equity investments as a whole, while we expect to fund the remaining Bracor commitment over the next few periods, this growth will be offset by the continued ordinary course liquidation of the CT Mezzanine Partners funds. Performance at the funds remains strong with no non performing loans. Fund II continues to wind down and as of today, we have only one remaining investment. At Fund III, as of September 30th, we had 6 investments with total assets of $216 million. As we have disclosed in the 10Q, the gross promote value to us embedded in Fund II and Fund III, assuming liquidation at September 30th, is $2.3 million and $7.1 million, respectively. Collection of the promotes is of course dependent upon, among other things, performance at the funds and timing is very difficult to predict. That said, we do expect the remainder of the Fund II promote to come in when the last asset is satisfied in the near term and to begin to collect Fund III promote starting in 2007.

In addition to Fund II and Fund III, we also manage CT Large Loan 2006, our new private equity fund that held its initial and final closings during the second quarter of this year. The fund made its second investment in August, purchasing a $93 million pari passu interest in a $143 million mezzanine loan that we originated, with CT holding the remaining $50 million investment on its balance sheet. At September 30th, the Large Loan fund had two investments with a book value of $193 million and we earn management fees of 0.75% per annum on those assets.

One more item of note in assets, our interest rate hedge assets experienced a decrease in value as rates moved during the quarter - and at quarter end, these assets were recorded at $959,000, down $14.5 million from $15.5 million at June 30th. Given that we are required to account for our swaps at their market values, this number is volatile. The offsetting market value change associated with the hedged items, however, is not reflected in the financials. Our loans and CMBS are accounted for on a held-to-maturity basis and not presented at market value. That said, if we had accounted for these assets at fair value, we would have presented an $18 million increase to these accounts solely due to interest rate movements, more than offsetting the change in the value of our swaps.

On the right hand side of the balance sheet, total Interest Bearing Liabilities, defined as CDOs, repurchase obligations and trust preferred securities, were $1.6 billion at September 30th and carried a weighted average cash coupon of 5.86% and a weighted average all-in effective rate of 6.06%.

Our CDO liabilities at quarter end totaled $1.2 billion – this number represents the notes that we have sold to third parties off of our four CDOs. At quarter end, the all in cost of our CDOs was 5.79%. All of our CDOs are performing, fully deployed and in compliance with their respective interest coverage, overcollateralization and reinvestment criteria.

Our repurchase obligations continue to provide us with a revolving component of our liability structure from a diverse group of counterparties at ever improving economic terms. At quarter end we had borrowed $351 million and had $950 million of commitments from six counterparties. We remain in compliance with all of our facility covenants.

The final component of interest bearing liabilities is trust preferred, comprised of the $50 million of securities that we issued in the first quarter. The securities have a 30 year term and carry a cash cost of 7.45% and 7.53% on an all in basis.

Moving along to participations sold which, as we discussed last quarter, are loans that we closed at CT and in which we subsequently sold participations to third parties. In accordance with GAAP, we are required to present the participations sold on a consolidated basis – with the amounts sold recorded as assets and liabilities on our balance sheet and the income earned on the loans recorded as interest income with an identical amount recorded as interest expense. At September 30th, we showed $248 million of Participations Sold on the balance sheet as loans receivable and liabilities and the pass through rate on these participations was 8.96%.

Over to the equity section, book value at quarter end was $348 million, equating to $22.30 on a per share basis. Changes in book value are primarily attributed to the decrease in the value of our interest rate swaps offset by our retention of earnings as net income exceeding dividends by $1.9 million during the quarter. At September 30th, our debt-to-equity ratio (defined as the ratio of Interest Bearing Liabilities to equity) was 4.7-to-1 compared to 4.6-to-1 at June 30th.

Before we move off of this account I want to mention that, had we been able to book the increase in market value of our fixed rate loans and CMBS, the Company’s book value would have increased relative to the prior quarter and book value per share would have been approximately $23.50.

As always, we remain committed to maintaining a matched asset/liability mix. At quarter end, we had approximately $270 million of net positive floating rate exposure on our balance sheet. Consequently, an increase in LIBOR of 100 basis points would increase annual net income by approximately $2.7 million. Conversely, a 100 basis point drop in LIBOR would decrease our earnings by that same amount.

Our liquidity position remains strong, and at quarter end we had $27 million of cash and $78 million of immediately available borrowings under our repo facilities for total liquidity of $105 million.

Turning over to the income statement, we reported net income of $13 million or $0.86 per share on a diluted basis, representing growth of 34% on a per share basis from the third quarter a year ago.

The primary driver of net income growth was an increase in interest income related to the growth in average interest earning assets for the quarter. Net interest income was $17.2 million for the period, an increase of $4.7 million (or roughly 38%)

relative to a year ago. This amount includes prepayment penalties, exit fees and discount realization during the quarter of approximately three quarters of a million dollars.

Other revenues, primarily management and advisory fees from our funds, was $1.5 million, lower than in the past as Fund II and Fund III continue to wind down, offset by the added impact of the Large Loan fund.

Moving down to other expenses, G&A was $5.9 million for the quarter, $563,000 higher than Q3 2005 due to increased employee compensation expense and professional fees.

We recognized a tax benefit of $984,000 for the Company as we recorded a loss at CTIMCO.

Each quarter we have a few items that were arguably non-recurring during the quarter, both positive and negative. When you sort through the numbers, backing out 100% of prepayment fees and penalties, extraordinary amortization and the tax benefit, we earned approximately $0.76 per share on a diluted basis – what we refer to as recurring income.

During the quarter we declared a $0.75 per share dividend an increase of $0.05 per share or 7% from the previous quarter’s dividend of $0.70 per share. With this increase, we have raised our quarterly dividend by $0.20 over the last 12 months, an increase of over 36%. As John mentioned, as we approach year end and get greater clarity on taxable income, management and the board will assess the need for a special dividend to pay out any undistributed income for the year.

Before I hand it back over to John, I want to discuss what we did last night. Pursuant to an Underwriting Agreement with Bear Stearns, we sold 2 million shares to

Bear for gross proceeds of approximately $90 million. We will use the proceeds immediately to pay down debt on our repos and ultimately to fund new investments. From a shareholders’ equity standpoint, book value will increase by net proceeds and we expect book value per share to rise to $25 per share. Furthermore, the addition of 2 million new shares increases the Company’s float by over 20%. Unfortunately, as is the case with offerings of this nature, we will not be able to comment on the offering in Q&A.

That wraps it up for the financials, and at this point, I'll turn it back to John.

Conference Coordinator:

Okay at this time if you would like to ask a question please press the star and 1 on your touchtone phone. You may withdraw your question at any time by pressing the pound key, once again, to ask a question please press the star and 1 on your touchtone phone.

We'll take our first question from Richard Shane from Jefferies. Go ahead.

Richard Shane:

Good morning. Thanks for taking my question. On Bracor, you mentioned a low teens targeted unleveraged return – I guess we should look at that in the context of your $15 million commitment. How long do you think it will take to deploy the $15 million and should we be looking at it as an investment that should generate somewhere between $1.5 -$2 million a year in income on an equity basis?

John Klopp:

I'll take them in inverse order. The pace of deployment depends upon the deal flow, which right now is quite strong. They are processing a number of transactions,

some of them quite large and we would expect that our capital could be deployed over the next 12 months. But we'll see. It's a deal business and obviously subject to the uncertainties that come with any kind of a business like that.

In terms of the impact, there are a few different things that go on in a business like this. The unlevered returns that I'm talking about at the asset level are available in the marketplace today. But, obviously, as those assets are levered and as overhead is applied the net bottom line result changes. Therefore, I think that you should expect, at least in the near-term as we've said, a very slow ramp up of the Bracor investment, but ultimately we think that there is great value to be created.

Richard Shane:

And so realistically mid-teens ROE once you are fully financially and operationally levered?

John Klopp:

Yes.

Richard Shane:

And in the context of being a REIT and the international tax rules being way out of my depth here, what are the tax implications? Are you taxed down in Brazil and what are the implications for the CT P&L?

John Klopp:

I'll start and Geoff will probably finish. The answer is that the earnings are taxed in Brazil and there is an offset available against any taxes due in the United States. Obviously this investment is quite small and basically at this point, immaterial, but we're still studying and making sure that we get all of the structural elements correct.

I would anticipate at this moment that the safest answer is that we will probably run this through a taxable REIT subsidiary. But again, as I said, there will be an offset available for taxes paid in Brazil which should offset the taxes that would otherwise be due in the United States.

There are some things happening in terms of legislation, at least with regard to the aspect of currency gains and losses. There is a bill in front of Congress right now proposing to change the way that they are treated for REITs and we are monitoring that development very closely.

Richard Shane:

Okay great. Thank you for taking my questions.

John Klopp:

Thanks Rick.

Conference Coordinator:

Our next question comes from Don Destino from JMP Securities. Go ahead.

Donald Destino:

Hey guys, a couple questions. First, I know that there we're never - on the outside - going to be able to see exactly what taxable income has been. But we guess $2.48- $2.50 of taxable income so far and about $2.05 of dividends paid out. Is that a good way to be thinking about what a special dividend could be at the end of the year?

Geoffrey Jervis:

The honest answer is there are not a tremendous amount of differences between GAAP net income and taxable income for us, although there are some. It is not quite that big of a gap between our dividend and our taxable income, but I think directionally you are right.

Donald Destino:

Okay, so directionally when we look at GAAP income for example and use that as a proxy for tax and come up with whatever it is, $2.48 versus $2.05 is that a decent proxy for what we might expect? Would it be your intention to zero out that account and pay out everything - not retain anything - and not pay any of those taxes?

Geoffrey Jervis:

I will answer what I can on that, which is that it is our intention to pay out 100% of our taxable income and not have to pay any taxes at the REIT.

Donald Destino:

Okay great. Next question, repayments and prepayment have been elevated the last few quarters relative, I think, to what we have seen in the past? Is that a pipeline? Is that something that you can look at and see and expect? Is that unusual? Has it been unusually higher or based on the maturity of the portfolio or are we just at a new level and that's something we should expect going forward?

Stephen Plavin:

We had a lot of prepayments in the third quarter. Some were anticipated and some were not. It really varies quarter by quarter in terms of being able to predict repayments. As long as the market continues to be as liquid as it is we think the average life of our floating rate loans will continue to be short, and we will see a lot of repayment. I think the third quarter was a little heavier than usual but we still see our floating rate portfolio being relatively short, still.

Donald Destino:

Got you. And then last question, the $215 million of unfunded commitments, what is a reasonable timetable? I'm assuming for construction projects 12 to 18 months? And is that $215 million pretty close to what total unfunded commitments are or is your total unfunded commitments balance materially higher than that?

Stephen Plavin:

Our total unfunded commitment balance is slightly higher than that. But most of the unfunded commitments relate to two office construction loans that we made during the quarter. We expect those to fund out over an 18 to 24 month period of time as the buildings are built and all the costs in constructing them and leasing them are incurred.

Donald Destino:

Got it. Thank you very much.

Conference Coordinator:

Our next question comes from Don Fandetti from Citigroup.

Don Fandetti:

Hey good morning everyone. Good quarter. A couple of quick questions. The first is on your Brazilian investment. Could you give us some color on what due diligence you've done? Have you gone down and looked at the properties and how comfortable are you with the market?

John Klopp:

The answer is a lot. I have been down there a number of times in the last 12 months. Steve and I just got back a few weeks ago. Yes, we have done a lot of due diligence and I have seen the properties that are in the near-term pipeline and, more importantly, the team that has been put in place on-site in Brazil is the real deal. Very, very strong and very experienced in terms of the marketplace down there. And, the partners add something collectively here in terms of how we do the business, but these guys are very experienced and capable of handling the activity.

That is a longwinded yes. We have done a lot of work and we feel very comfortable that the infrastructure that is in place both there and here can support this investment.

Don Fandetti:

And how do the economics work? Are you going out on the same level as Equity International? Can you help us understand or gauge whether this is a good or bad deal from an economic standpoint?

John Klopp:

Well, obviously we think it's a good deal or we wouldn't have done it. But the first part of your question is: how do the economics work inside the company. To answer, we are a straight up equity partner with the other partners. It's essentially ourselves, EI, an unnamed Brazilian financial institution and management with skin in the game and an ownership interest. I don't know how to answer it any other way than yes; we obviously think it's a good investment.

Don Fandetti:

Right, and then moving on to your core business – John, are you doing more construction lending today then let's say a year or two ago in general?

John Klopp:

Yes, Steve?

Stephen Plavin:

Yes, we are.

Don Fandetti:

And how should we think about that risk and why is that the case?

Stephen Plavin:

We have seen some unique opportunities in the construction loan market. Part of it is the natural evolution of where we have seen valuations move. We focused our efforts on markets where demand is strong and buildings are trading well in excess of the basis that we have in our construction loans, so buildings trading in excess of replacement costs. Our deals have institutional capital invested in them subordinate to us, and all of our transactions have experienced, well-capitalized sponsors that are providing guarantees of completion. So we like the opportunity, and there's a little less Wall Street competition for those loans than we see in some of the other aspects of our business, which also is a positive aspect.

Don Fandetti:

Okay. Can you qualify – are those for your CDOs or are there any hurdles there?

Stephen Plavin:

The construction loan technology, as it relates to CDOs, is still evolving. I don't think it's quite there yet. I think that it's just a matter of time until you'll start to see construction loans in CDOs in an efficient way. But for the time being we are financing our construction loans with our credit facilities.

Don Fandetti:

Okay. Thank you for your time.

John Klopp:

Thanks Don.

Conference Coordinator:

Once again if you'd like to ask a question please press the star and 1 on your touch-tone phone. Our next question comes from the site of John Moran from Cohen and Company.

John Moran:

Hey guys. Good morning. Thanks for taking my question. First question is for Geoff, you had mentioned that prepays were about three quarters of a million dollars that were included in interest income. And then you came up with a core EPS number of 76 cents. I was wondering if you might be able to provide a little more detail in terms of some of the other one time, non-recurring items during the quarter.

Geoffrey Jervis:

Sure. Let's build it up. If you start with the 86 cents that we reported on a diluted basis, it’s roughly 5 cents of prepaid, accelerated amortization, and exit fees. There was some extraordinary amortization in the period of about a penny going the other way. And then we had roughly 6 cents for taxes, so net net that's 10 cents.

John Moran:

Okay.

Geoffrey Jervis:

Eighty-six to seventy-six.

John Klopp:

Stripping everything out.

John Moran:

Okay thanks. And then secondly, just on taxes, I know at some point Uncle Sam becomes your partner in CTIMCO. I don't know if you guys have provided in the past what that break even threshold is. But do you have any detail on that you'd be willing to provide?

Geoffrey Jervis:

This is with respect to CTIMCO in general?

John Moran:

Right.

Geoffrey Jervis:

Certainly we wouldn't be booking these provisions if we didn't have an expectation for taxable income in the near-term. With respect to break even, the equation is relatively straightforward. If you look at the segment reporting that we include in the 10Q, a good portion of our G&A is inside CTIMCO and on the revenue side it's the management contracts that CTIMCO has with its parent Capital Trust, Fund II, Fund III, and with Large Loan, as well as the incentive management fees from Fund II and Fund III. And ultimately, as we continue to build out the investment management business, we anticipate more fee streams in there.

John Moran:

Okay. Thanks. And then finally, just in terms of the credit outlook, I know that in your prepared remarks you said everything in the portfolio is going according to plan and looking very solid. Do you guys see in a broader sense any concerns in particular property types, geographies? I know that you're very careful not to redline anything and pick the best risk adjusted returns that are out there. But any thoughts that you guys I guess Steve particularly would mind sharing in terms of the macro picture out there?

Stephen Plavin:

Well, clearly the one category that is a little soft right now is the general category of for-sale housing. It's single family homes and condominiums that notwithstanding the negative psychology that already is coming to be in those sectors will create some opportunities for us. We have made some selective investments, related primarily to condominiums, all which were made this year amid the current psychology where we have been able to achieve better risk adjusted returns than what were available previously in the more bullish market for condominiums.

So yes, it is an area where I think there are some more challenges, but also as a result of those challenges investment opportunities will emerge and we will be looking to capitalize on those. Otherwise we're not seeing any real distress in any of the other asset classes. And we're trying to avoid the markets where demand is not strong in certain parts of the middle of the country or other areas where there are no constraints on new development are areas that we typically try to avoid. But we haven't seen any real distress in any of these categories outside of for-sale housing and related land.

John Moran:

Okay, terrific. Thanks a lot guys.

John Klopp:

Thank you.

Conference Coordinator:

Your next question comes from James Shanahan from Wachovia.

James Shanahan:

Good morning. Thank you very much. A competitor has reported a couple of minor credit events in each of the last couple of quarters here. I believe investors are getting more concerned about credit. But what they reported and what some others report, they reported some internal metrics and watch list assets, certain loans or investments that are monitored internally. And I'm sure you probably have something like that. Can you comment on how that works there internally and what kind of assets your concerned about today?

Stephen Plavin:

The one thing I can share with you is that we do have a risk rating system and that we address every loan in a risk management meeting at least quarterly. Our loan loss reserve is not a general reserve but it's an asset specific reserve. And right now we don't have any losses assigned against any of our loans. So we are not anticipating any losses in our existing loan portfolio.

And, as you know, we are on top of our loans. They are constantly being reviewed in real time as well as in greater detail in a quarterly meeting with all of management.

Geoffrey Jervis:

Just to clarify, obviously that comment excludes the Mexico loan.

James Shanahan:

And the second question I've got is about Large Loan. The equity offering prospectus said something about CT Large Loan and that it could have $975 million in assets. That's a little bit larger than I thought given the committed equity and I think what you had talked about as 1 to 1 leverage for that portfolio. Did something change there?

Geoffrey Jervis:

Yes. During the quarter we executed an amendment to increase the investment capability at the fund from 1 to 1 leverage to 2 to 1 leverage, which brings it up to the $975 million figure you mentioned.

James Shanahan:

Thank you.

Conference Coordinator:

Once again if you'd like to ask a question please press the star and 1 on your touch-tone phone. It appears that we have no further questions at this time.

John Klopp:

Well then, I will say thank you again for joining us. We'll talk to you soon. Have a good day. Happy Halloween.

END